The following is a transcription of Chairman, President and CEO Jeffrey Keebler's video message prepared by MGE Energy, Inc., and posted on mgeenergy.com on or about March 25, 2019, and at proxyvote.com on or about March 25, 2019.

A proxy statement has been filed with the Securities and Exchange Commission and is available for free at the Commission's website at sec.gov. The proxy statement is being mailed on or about March 25, 2019, to shareholders. Shareholders are urged to read the proxy statement as it contains important information. The proxy statement provides information regarding the participants in the solicitation.

Lead. Build. Transform.

The theme of this year's annual report is Lead. Build. Transform. We selected the theme because it captures what we're doing. We're actively seizing opportunities to grow our renewable energy, reduce carbon emissions, electrify transportation, and work on energy efficiency with our customers.

Our strategies are driven by technology, which is changing all around us. We know sustainability is important to our customers, our shareholders, our communities. It's important to MGE, and it's important to me.

Let's start with renewable energy. Cost-effective, clean energy to serve our customers for decades to come. Since introducing our Energy 2030 framework, less than four years ago, we have developed projects that will increase our owned renewable capacity by more than 500 percent.

Our Saratoga wind farm came online in February. It's a $112 million project. This project offers both environmental and economic benefits, and it came online without increasing customers' rates.

We also purchased a 16-MW share of the Forward Energy Center in Wisconsin, providing Wisconsin-based wind generation. We also continue to work with developers to pursue other wind generation sites.

We'll be investing in 100 MWs of new solar through two new projects, Badger Hollow Solar and Two Creeks Solar. Our combined investment in these two new solar farms is over $130 million. We're also partnering with one of our largest customers, Dane County, to build up to 8 MWs of solar at the Dane County Regional Airport. When people travel through the airport, they'll see this large solar array and understand our community and MGE's commitment to clean energy.

We're also expanding our Shared Solar program by developing a large solar array in the City of Middleton. Through this array, we'll be able to provide more customers with cost-effective, locally generated solar power. By advancing our clean energy projects and by reducing our reliance on fossil fuels through accelerated depreciation, we are actively working toward our carbon reduction goals, and if by working with our customers we can go further faster, we will.

Electric vehicles are reimagining the future of transportation. We're helping drive market growth by working with our stakeholders to grow the use of electric vehicles and by facilitating charging in all of our customer segments. We're working to electrify transportation with our large customers, including the City of Madison, to advance electric buses and other electric vehicles. We continue to grow our public charging network and to work with employers, homeowners, and multifamily property owners to facilitate home and workplace charging. Transportation accounts for more than 25 percent of greenhouse gas emissions in the United States. The U.S. Mid-Century Strategy for Deep Decarbonization, as well as the recent IPCC report, utilize electrification as one of the main components to reduce carbon emissions.

We're powering a smarter energy future by working with our customers to help them become more energy efficient. We are using new technologies, such as smart thermostats as well as activities that make MGE your community energy company, such as our energy workshops to help our residential customers use energy wisely. We also have successful programs for our largest customers, such as On Demand Savings, which gives commercial customers the data to manage their energy use in real time.

We have an obligation to our customers to provide safe, reliable, affordable, and sustainable energy. Technology continues to evolve rapidly. We will go further faster by working with our customers as technology evolves and allows.

2